                                                                                                   FOR IMMEDIATE RELEASE

MERRIMAN HOLDINGS APPOINTS BOARD MEMBERS

Names Patrick W. O’Brien to Board of Directors and Doug Bergeron to Advisory Board

San Francisco – December 23, 2010 - Merriman Holdings, Inc. (NASDAQ: MERR), today announced the appointment of Patrick W. O’Brien to its board of directors.

Mr. O’Brien is filling the board seat that’s being vacated by Doug Bergeron, who resigned from the board effective December 20.  Bergeron will join the Merriman advisory board.

 “We greatly appreciate Doug’s advice and counsel throughout this past year and look forward to his continued involvement and input as a member of our advisory board,” said Jon Merriman, co- chairman of Merriman Holdings, Inc.

Previously, O’Brien was a vice president of asset management for Kennedy Associates Real Estate Counsel where he represented pension fund ownership interests in hotel real estate investments nationwide.  He was managing director & principal of RMG Capital Partners, where he was the practice leader in this turnaround management and investment banking firm.

Merriman continued, “Patrick’s deep financial and operating expertise will be of great service to our shareholders and board of directors as we head into 2011.”

About Merriman Holdings, Inc.

Merriman Holdings, Inc. (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services.  Merriman specializes in three industry growth sectors: Technology, CleanTech and Consumer, Media & Internet. For more information, please go to http://www.merrimanco.com/

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2010. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2010 and the Form 10-Q filed on November 15, 2010, together with this press release and the financial information contained herein, are available on our website, www.mcfco.com. Please click on "Investor Relations."

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At the Company:
Peter Coleman
Chief Financial Officer
Merriman Holdings, Inc.
(415) 248-5640